Exhibit 99.1

News Release

RSP Permian, Inc. Announces Passing of Director Ted Collins, Jr.

Dallas, Texas – January 29, 2018 – RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) announced today that Ted Collins, Jr. passed away unexpectedly on January 28, 2018. Mr. Collins was appointed to the Board of Directors of the Company in January 2014 and had a distinguished career in the oil and gas business for over 50 years.

“On behalf of the Board of Directors and the entire RSP Permian team, we want to extend our deepest sympathies to Ted’s family,” stated Steve Gray, Chief Executive Officer of the Company. “In addition to being a good friend and a prominent figure in the energy industry, he was a valued member of the RSP Permian family and we are forever grateful for his contributions.”

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland and Delaware Basins, sub-basins of the Permian Basin. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Alyssa Stephens

Director, Investor Relations

214-252-2764

Investor Relations

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.